                                                                      EXHIBIT 24

REPORT AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors

TCI International, Inc.:

The audits referred to in our report dated November 10, 2000, included the related financial statement schedule for each of the years in the three-year period ended September 30, 2000, included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We consent to the use of our report included herein of our report dated November 10, 2000, relating to the consolidated balance sheets of TCI International, Inc. and subsidiaries as of September 30, 2000 and 1999, the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000 and the related financial statement schedule, which report appears in the September 30, 2000 annual report on Form 10-K of TCI International, Inc.




KPMG LLP

Mountain View, California
December 15, 2000